UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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First Commonwealth Financial Corporation

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FIRST COMMONWEALTH FINANCIAL CORPORATION

Old Courthouse Square, 22 North Sixth Street

Indiana, Pennsylvania 15701

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

First Commonwealth Financial Corporation will hold its annual meeting of shareholders on Wednesday, April 21, 2010, at First Commonwealth Place, 654 Philadelphia Street, Indiana, Pennsylvania. The meeting will begin at 3:00 p.m. At the meeting we will:

1.	Elect to the Board of Directors the five nominees set forth in the enclosed Proxy Statement for terms expiring in 2011;

2.	Ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3.	Attend to other business, if any, properly presented at the meeting.

Only shareholders who owned stock at the close of business on February 26, 2010 may attend and vote at the meeting or any adjournment.

Your Board of Directors recommends that you vote “FOR” the election of each of the nominees named in this Proxy Statement as Directors and “FOR” the ratification of our independent registered public accounting firm.

We are enclosing a copy of First Commonwealth’s 2009 Annual Report on Form 10-K with this Proxy Statement. The approximate date this Proxy Statement and proxy card are being mailed is March 19, 2010.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, SO THAT YOUR SHARES WILL BE REPRESENTED.

By Order of the Board of Directors,

David R. Tomb, Jr. Secretary

i

FIRST COMMONWEALTH FINANCIAL CORPORATION

Old Courthouse Square, 22 North Sixth Street

Indiana, Pennsylvania 15701

PROXY STATEMENT

On Wednesday, April 21, 2010, First Commonwealth Financial Corporation will hold its 2010 annual meeting of shareholders at First Commonwealth Place, 654 Philadelphia Street, Indiana, Pennsylvania. The meeting will begin at 3:00 p.m.

This Proxy Statement contains information and a proxy card relating to the annual meeting and was prepared under the direction of our Board of Directors to solicit your proxy for use at the annual meeting (or any postponement or adjournment of the meeting scheduled in accordance with Pennsylvania law). This Proxy Statement is being mailed to our shareholders on or about March 19, 2010.

INFORMATION ABOUT THE ANNUAL MEETING

Who is entitled to vote at the annual meeting?

Shareholders of record of our common stock at the close of business on Friday, February 26, 2010 are entitled to vote at the annual meeting, or any postponement or adjournment of the meeting scheduled in accordance with Pennsylvania law. As of February 26, 2010, 85,630,991 shares of our common stock, par value $1.00 per share, were issued and outstanding and entitled to vote at the annual meeting.

What am I voting on?

At the meeting, you will be asked to:

•	elect to the Board of Directors the five nominees set forth in this Proxy Statement to serve for terms expiring in 2011;

•	ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

•	attend to any other business properly presented at the meeting.

How does the Board of Directors recommend I vote on the proposals?

The Board of Directors recommends that you vote as follows:

•	FOR the election of the persons nominated for election as Director by our Board of Directors; and

•	FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm.

What is a proxy?

A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. Since many shareholders are unable to attend the annual meeting in person, it is necessary that a large number of shareholders be represented by proxy. We have designated Douglas Brown, Natalie M. Felix, and Robin L. Shaw as proxies for our 2010 annual meeting of shareholders.

All shares represented by valid proxies will be voted in the manner specified in those proxies.

How can I vote?

You may vote in person by attending the meeting. You may also vote by proxy using the enclosed proxy card or by submitting your vote by telephone or via the Internet.

To vote by using your proxy card, sign and return your proxy card using the envelope provided with this Proxy Statement. The proxy holders will vote your shares according to your directions. If you sign and return your proxy card without specifying choices, your shares will be voted as recommended by our Board of Directors.

How do I vote by telephone?

If your shares are registered in your name, you may vote your shares over the telephone by accessing the telephone voting system toll-free at 1-866-540-5760 and following the telephone voting instructions. The telephone instructions will lead you through the voting process. You will need the control number that appears on your proxy card to vote when you call. Telephone voting facilities will close at 11:59 p.m. Eastern Time on April 20, 2010.

If your shares are held in the name of a broker, bank or other nominee, you may vote your shares over the telephone by following the telephone voting instructions, if any, that accompany the proxy card you receive from the broker, bank or other nominee.

How do I vote using the Internet?

If your shares are registered in your name, you may vote your shares over the Internet by accessing www.proxyvoting.com/fcf and following the on-screen instructions. You will need the control number that appears on your proxy card to vote when using this web page. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. Internet voting facilities will close at 11:59 p.m. Eastern Time on April 20, 2010.

If your shares are held in the name of a broker, bank or other nominee, you may vote your shares over the Internet by following the voting instructions provided on the voting instruction form that you receive from the broker, bank or other nominee.

How many votes may I cast?

For the election of Directors, you are entitled to cast one vote for each share that you held as of the record date for each candidate nominated. Cumulative voting is not permitted.

For the ratification of the selection of KPMG LLP as our independent registered public accounting firm and any other matter brought before the meeting, you are entitled to one vote for each share that you held as of the record date.

What vote is required to approve each item on the agenda?

The Director nominees will be elected by a plurality of the votes cast at the annual meeting. This means that the nominees receiving the highest number of votes are elected. Votes that are withheld will be excluded entirely from the vote tally and will have no effect other than for purposes of determining the presence of a quorum.

The affirmative vote of the holders of a majority of our common stock present in person or represented by proxy at the annual meeting is required to ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2010. You may abstain from this proposal, which would have the same effect as a vote against the proposal.

What is a quorum?

A quorum of the holders of the outstanding shares must be represented for the annual meeting to be held. Our By-Laws require the presence in person or by proxy of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on each matter to be acted on at the annual meeting to establish a quorum. In counting a quorum, we count votes “withheld” from our Director nominees. We also count abstentions from voting.

What if a quorum is not present at the annual meeting?

If the annual meeting cannot be organized because a quorum is not present, the shareholders present at the meeting will have the power to adjourn the meeting to such time and place as they may determine.

How are broker non-votes counted?

If you hold First Commonwealth shares in a brokerage account, your broker must vote your shares as you instruct. If you do not provide voting instructions to your broker at least 10 days prior to the annual meeting, your broker may vote your shares in its discretion on certain matters in accordance with the rules of the New York Stock Exchange (“NYSE”). Brokers may exercise discretionary voting authority with respect to the ratification of our independent registered public accounting firm, but they may not exercise discretionary voting authority with respect to the election of Directors. However, where brokers submit proxies but are otherwise prohibited from exercising discretionary authority in voting shares on certain matters for beneficial owners who have not provided voting instructions with respect to such matters (commonly referred to as “broker non-votes”), those shares will be included in determining whether a quorum is present, but will have no effect on the outcome of such matters.

May I change my mind after voting by proxy?

Yes. You may revoke your proxy at any time before it has been voted by:

•	submitting a written notice of revocation of your proxy to the Secretary of First Commonwealth, prior to voting at the annual meeting;

•	submitting a later dated proxy that is received by the Secretary of First Commonwealth prior to the annual meeting; or

•	appearing at the annual meeting and requesting that your proxy be revoked (however, your appearance at the annual meeting will not of itself constitute a revocation of your proxy).

What does it mean if I get more than one proxy card?

If your shares are registered differently and are in more than one account, you will receive more than one card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

What if I submit a proxy without specifying how to vote?

Unless you otherwise specify in the proxy, your proxy will be voted FOR the election of the persons nominated for election as Director by our Board of Directors, and FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm. Where you have specified how your proxy is to be voted, it will be voted in accordance with your direction.

What if I participate in First Commonwealth’s Employee Stock Ownership Plan?

Shares held in the First Commonwealth Employee Stock Ownership Plan, or “ESOP,” are held of record by the Trust Division of First Commonwealth Bank as the administrator of the ESOP and are voted by the ESOP’s trustee. If you are a participant in the ESOP, you have the right to direct the trustee how to vote the shares that have been allocated to your ESOP account. You will receive a proxy card from our transfer agent with instructions on how to vote your ESOP shares, and the ESOP trustee will vote your ESOP shares as you direct on the proxy card. If you do not submit voting directions, the trustee has discretion to vote your ESOP shares on any matter except the election of Directors.

Who may solicit proxies on First Commonwealth’s behalf?

Our Directors, officers and employees may solicit proxies from our shareholders. These persons will not receive any additional compensation for their efforts to solicit proxies. We will request that the notice of annual meeting, this Proxy Statement, the proxy card and related materials, if any, be forwarded to beneficial owners, and we expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling these materials.

Will any business be conducted at the annual meeting other than as specified above?

The Board of Directors knows of no business that will be presented for consideration at the annual meeting other than the matters described in this Proxy Statement and those incidental to the conduct of the meeting. However, if other matters are duly brought before the annual meeting or any adjournments of the meeting, the persons named in your proxy will have the discretion to vote or act on such matters according to their best judgment.

What are the deadlines for shareholder proposals for next year’s annual meeting?

If you want to submit a proposal for consideration at our 2011 annual meeting of shareholders, or if you want to submit a proposal for inclusion in our proxy statement for the 2011 annual meeting of shareholders, our By-Laws require you to give us advance notice of your proposal at least 120 days prior to the first anniversary of the date of this Proxy Statement (that is, not later than November 15, 2010). Your notice must include the following information:

•	a brief description of the matter that you wish to bring before the meeting, your reasons for wishing to bring the matter before the meeting and any material interest that you have in that matter;

•	a representation that you intend to appear in person or by proxy at the meeting to raise the proposal specified in the notice; and

•	your name, as it appears in our record books, and the number of shares of our common stock that you own beneficially and of record.

Proposals must also comply with the requirements of Securities and Exchange Commission (“SEC”) Rule 14a-8 in order to be included in our proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information concerning the only persons who have reported to the SEC or have advised us that they are the beneficial owner of more than 5% of the outstanding shares of our common stock.

Name and Address	Number of Shares Beneficially Owned		Percentage of Class
First Commonwealth Bank 601 Philadelphia Street Indiana, PA 15701	5,435,687	(1)	6.35%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	6,544,970	(2)	7.69%

(1)	Represents the aggregate number of shares held as of February 26, 2010 by the Trust Division of First Commonwealth Bank acting in a fiduciary capacity for various trusts and estates, including the First Commonwealth Employee Stock Ownership Plan and the First Commonwealth 401(k) Retirement Savings and Investment Plan. The Trust Division has either sole or shared voting and investment power on these shares as detailed in the following table:

Total shares on which sole voting power is held:	922,195
Total shares on which voting power is shared:	4,513,492
Total shares on which sole investment power is held:	940,689
Total shares on which investment power is shared:	4,494,998

The Trust Division votes shares over which it has sole voting power. Where voting power is shared, shares are voted in consultation with the other persons having voting power.

(2)	Based on the information provided pursuant to a statement on Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc. reporting the holdings of BlackRock, Inc. and its subsidiaries as of December 31, 2009. According to the Schedule 13G, BlackRock, Inc. or its subsidiaries held sole voting power and sole dispositive power over all of the reported shares.

SECURITIES OWNED BY DIRECTORS AND MANAGEMENT

The following table sets forth the number and percentage of shares of First Commonwealth’s common stock that were beneficially owned by each Director and Director nominee, each of the named executive officers and by all Directors and executive officers as a group, as of February 26, 2010.

Name	Number of Shares Owned(1)	Options Exercisable Within 60 days	Total Beneficial Ownership		Percentage of Shares Outstanding(2)
Julie A. Caponi	17,836	0	17,836		*
Ray T. Charley	256,354	14,000	270,354	(3)	*
Teresa M. Ciambotti	192	0	192		*
Julia E. Trimarchi Cuccaro	671,535	0	671,535	(4)(5)	*
David S. Dahlmann	32,975	9,000	41,975		*
John J. Dolan	61,227	16,347	77,574		*
Johnston A. Glass	69,777	0	69,777		*
David W. Greenfield	2,500	0	2,500		*
Dale P. Latimer	1,786,006	6,000	1,792,006	(6)	2.09%
Edward J. Lipkus, III	6,500	0	6,500	(7)	*
Sue A. McMurdy	22,199	35,138	57,337	(8)	*
James W. Newill	423,384	14,000	437,384	(9)	*
T. Michael Price	78,484	0	78,484		*
Laurie S. Singer	27,625	10,500	38,125	(10)	*
David R. Tomb, Jr.	406,571	26,140	432,711	(5)(11)	*
Robert J. Ventura	21,674	63,544	85,218		*
All Directors and executive officers as a group (19 persons)	3,608,102	209,837	3,817,939		4.45%

*	Less than 1%
(1)	Unless otherwise indicated, shares shown as beneficially owned are held individually by the person indicated or jointly with spouse or children living in the same household, or as trustee, custodian or guardian for minor children living in the same household.
(2)	Percentage ownership is calculated based upon 85,630,991 shares of First Commonwealth common stock outstanding on February 26, 2010. Shares issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days are treated as outstanding for the purpose of computing the beneficial ownership of the person who holds the options, but not for the purpose of computing the percentage ownership of any other person or group.
(3)	Includes 18,000 shares held in a family trust of which Mr. Charley is a trustee.
(4)	Includes 22,849 shares held by Ms. Cuccaro as custodian for her minor children, 59,304 shares of which Ms. Cuccaro owns jointly through a family corporation, 113,290 shares held by a family trust of which Ms. Cuccaro, as co-trustee, shares voting and investment power, 6,020 shares held by a family member’s trust of which Ms. Cuccaro is trustee and has sole voting and investment power, and 113,907 shares held by a limited partnership of which Ms. Cuccaro is a general partner with voting and investment authority.
(5)	Includes 318,876 shares held by County Wide Real Estate, Inc., which is owned 50% by Mr. Tomb and by a trust of which Ms. Cuccaro is a co-trustee and shares voting and investment power.
(6)	Includes 205,000 shares held by Berkshire Securities Corporation, of which Mr. Latimer is a Director and shareholder and excludes 42,524 owned individually by Mr. Latimer’s spouse as to which Mr. Latimer disclaims beneficial ownership.
(7)	Mr. Lipkus resigned as our Chief Financial Officer on August 18, 2009. The table above reflects the most current information available to the company regarding shares held by Mr. Lipkus.
(8)	Does not include 115 shares held by a family member for which Ms. McMurdy holds a power of attorney, as to which Ms. McMurdy disclaims beneficial ownership.
(9)	Includes 32,144 shares held by family trusts over which Mr. Newill is sole trustee and has sole voting and investment power.
(10)	Does not include 4,100 shares held in a trust for Ms. Singer’s spouse as to which Ms. Singer disclaims beneficial ownership.
(11)	Does not include 528 shares owned individually by Mr. Tomb’s spouse as to which Mr. Tomb disclaims beneficial ownership and 205,000 shares held by Berkshire Securities Corporation of which Mr. Tomb is Secretary but does not have or share voting or investment power.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our By-Laws allow the Board of Directors to determine the size of the Board from time to time, subject to a minimum of three and a maximum of twenty-five Directors. The number of Directors is currently fixed at eleven; however, the Board will act to increase the size of the Board to twelve prior to the annual meeting.

Elimination of Our Classified Board

Our Board of Directors is currently divided into three classes. However, in January 2008, the Board approved an amendment to our By-Laws that will eliminate our classified board structure effective as of the 2011 annual meeting of shareholders. As a result of this amendment, the five persons who have been nominated for election to the board of Directors at the 2010 annual meeting will be elected for a one-year term. The terms of all Directors will expire at the 2011 annual meeting of shareholders, and all Directors will be elected annually thereafter.

Nominees for Election to the Board

Upon the recommendation of our Governance Committee, the Board of Directors has nominated the following five persons for election at the 2010 annual meeting of shareholders for terms expiring in 2011:

Julie A. Caponi.    Ms. Caponi, age 47, has served as Vice President-Audit of Alcoa Inc., a producer of aluminum and aluminum products that is headquartered in Pittsburgh, Pennsylvania, since 2005, and previously served as Assistant Controller. Before joining Alcoa in 2000, Ms. Caponi was an audit partner at Deloitte & Touche LLP, principally serving clients in the financial services industry. Ms. Caponi joined our Board in 2007 and currently serves on our Audit Committee and Compensation and Human Resources Committee. She is also a Director of First Commonwealth Bank. Ms. Caponi earned a Bachelors of Science Degree in Accounting from the Indiana University of Pennsylvania. She is a member of the American Institute of Certified Public Accountants and the Pennsylvania Institute of CPAs. Ms. Caponi’s qualifications for service on our Board include her leadership experience and her expertise in financial accounting, auditing and internal controls.

Julia E. Trimarchi Cuccaro.    Ms. Cuccaro, age 49, has been a practicing attorney in Indiana, Pennsylvania, since 1986 and has served as Vice President and Assistant Secretary of First Commonwealth Bank since 2004. Ms. Cuccaro joined our Board in 2006 and also serves as a Director of First Commonwealth Bank, First Commonwealth Insurance Agency, Inc. and First Commonwealth Financial Advisors, Inc. Ms. Cuccaro is a member of the Board of Trustees of Seton Hill University and the Board of Trustees of The Kiski School and serves in leadership and oversight roles for numerous other charitable and educational associations. Ms. Cuccaro also serves as Secretary of Foremost Consumer Discount Co., a consumer finance company, Secretary of Valley Conservation Land & Tree Co., a real estate investment company, and General Partner of Valcon, LP, a real estate and investment partnership. She earned a Bachelor of Arts degree from St. Mary’s College of Notre Dame and a law degree from Duquesne University. She is a member of the Pennsylvania and Indiana County Bar Associations. Ms. Cuccaro’s qualifications for service on the Board include her legal expertise, her oversight and management experience in the financial services industry and her extensive involvement with community, educational and charitable organizations.

David S. Dahlmann.    Mr. Dahlmann, age 60, has served as the Chairman of the Board of First Commonwealth Financial Corporation since 2006. He was formerly Vice Chairman of First Commonwealth Financial Corporation from 1999 to 2006, President and Chief Executive Officer of Southwest National Corporation from 1991 to 1999 and President and Chief Executive Officer of Southwest Bank from 1999 until its merger with First Commonwealth Bank in 2002. He was a Director of Southwest National Corporation from 1991 and joined our Board in 1998 upon the completion of our merger with Southwest. Mr. Dahlmann formerly served on the Board of Directors of the Federal Reserve Bank of Cleveland and as Adjunct Professor of Saint Vincent College in Latrobe, Pennsylvania, and he serves as a Director for numerous charitable, educational and civic associations. Mr. Dahlmann chairs our Risk Committee and is also a Director of First Commonwealth Bank, First Commonwealth Insurance Agency, Inc. and First Commonwealth Financial Advisors, Inc. He earned Bachelor of Arts and Masters of Business Administration degrees from the Indiana University of Pennsylvania. Mr. Dahlmann’s qualifications for Board service include his extensive career as a Director and executive in the financial services industry and his expertise and experience in corporate governance matters.

John J. Dolan.    Mr. Dolan, age 53, has served as President and Chief Executive Officer of First Commonwealth Financial Corporation and Chief Executive Officer of First Commonwealth Bank since March 2007. He served as Chief Financial Officer of First Commonwealth Financial Corporation from 1997 until March 2007 and as President of First Commonwealth Bank from March 2007 until November 2007. Mr. Dolan joined our Board in March 2007 and is also a Director of First Commonwealth Bank, First Commonwealth Insurance Agency, Inc. and First Commonwealth Financial Advisors, Inc. He serves on the Board of Directors of the Indiana Regional Medical Center and is past President of the Indiana Chamber of Commerce. Mr. Dolan earned a Bachelor of Science degree from West Liberty University. Mr. Dolan’s qualifications for service on our Board include his leadership skills, his financial and accounting expertise and his long career in the financial services industry.

David W. Greenfield.    Mr. Greenfield, age 59, has served as Vice President, Secretary and General Counsel of Kennametal, Inc., a global manufacturer of tooling, engineered components and advanced materials consumed in production processes. Prior to joining Kennametal in 2001, Mr. Greenfield was a member of Buchanan Ingersoll P.C., a Pittsburgh-based law firm, focusing on corporate, financial and transactional issues involving public and private companies. He also served as Senior Vice President, General Counsel and Secretary of Meritor Automotive, Inc. and Associate General Counsel of Rockwell International Corporation. Mr. Greenfield earned a Bachelor of Arts degree from the University of Pittsburgh and a law degree from Wake Forest University School of Law. Having practiced law for over 35 years and served in executive capacities for three publicly traded companies, Mr. Greenfield has extensive experience in corporate governance, ethics and compliance matters and the execution of corporate strategy and will be a valuable addition to First Commonwealth’s Board of Directors. The nomination of Mr. Greenfield was recommended to the Governance Committee by one of our non-management Directors.

Each Director elected this year will continue in office until a successor has been elected. The Board has no reason to believe that any nominee will be unable to serve. However, if any nominee is unable or unwilling to serve, the persons named in the accompanying proxy card intend to vote for the remainder of those who have been nominated, and, if they deem it advisable, for a substitute nominee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

Procedures for Nominating Directors

Our By-Laws require that any shareholder who intends to nominate a candidate for election to the Board of Directors (other than a candidate proposed by First Commonwealth’s then existing Board of Directors) must notify the Secretary of First Commonwealth in writing at least 120 days before the anniversary of the date on which First Commonwealth mailed its proxy statement for the previous year's annual meeting (for the 2011 annual meeting, that notification must be received by the Secretary on or before November 15, 2010).

The notification should contain the following information, to the extent known by the shareholder who is submitting the nomination:

•	The name, address, age and principal occupation of the person being nominated and the number of shares of First Commonwealth stock that he or she owns beneficially and of record;

•	The name and residence address of the shareholder submitting the nomination, and number of shares of First Commonwealth stock owned by that shareholder;

•	The total number of shares that, to the knowledge of the shareholder, will be voted for the proposed nominee;

•

A description of all arrangements or understandings between the shareholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the shareholder;

•

Such other information regarding the nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated by the Board of Directors; and

•	The signed written consent of the nominee to serve as a Director of First Commonwealth if so elected.

Nominations should be delivered to the Secretary at the following address:

First Commonwealth Financial Corporation

P.O. Box 400

Indiana, Pennsylvania 15701

Attention: Secretary

The Governance Committee will evaluate and consider shareholder nominations using the same criteria as used for nominations submitted by company management or board members, as described below. In making the evaluation, the Governance Committee may seek additional information concerning the nominee from the nominee, the shareholder making the nomination or other sources.

The Governance Committee received notice from shareholders concerning the nomination of three candidates for election to the Board of Directors at the 2010 annual meeting of shareholders. After due consideration of information provided by the nominating shareholders, the Governance Committee declined to recommend these candidates as Company nominees for election to the Board of Directors at the annual meeting.

Criteria for Director Nominees

In considering possible candidates for nomination as a Director, the Governance Committee is guided by the following criteria. Candidates should:

•	possess a sustained record of high achievement in financial services, business, industry, government, academia, the professions, or civic, charitable or non-profit organizations;

•

have a reputation for integrity, honesty and adherence to high ethical standards and personal qualities that will help to sustain an atmosphere of mutual respect and collegiality among the members of the Board;

•

have the strength of character necessary to challenge management’s recommendations and actions when appropriate and to confirm the adequacy and completeness of management’s responses to such challenges to his or her satisfaction;

•	understand or demonstrate a commitment to understand First Commonwealth, including our strategic vision, our mix of businesses and our approach to regulatory relations and risk management;

•

have a commitment and sufficient time to devote to our affairs, including regularly attending and participating in meetings of the Board and, in the case of non-management Directors, at least one standing committee; and

•	not have, nor appear to have, a conflict of interest that would impair his or her ability to represent the interests of our shareholders and to fulfill the responsibilities of a Director.

In addition, our Corporate Governance Guidelines prohibit a Director (other than Directors who were first elected to the Board on or before December 31, 2001) from standing for reelection if he or she would be age 70 or older at the time of the election.

When evaluating an incumbent Director for re-election to our Board, the Governance Committee considers these criteria and also considers the Director’s past performance on the Board and any committee, including meeting attendance and participation and the value of his or her contributions to the effectiveness of the Board and its committees.

Consideration of Diversity

The Governance Committee has not adopted a formal diversity policy with regard to the selection of Director nominees. However, when evaluating a candidate for nomination to the Board, the Governance Committee considers how the candidate would contribute to the Board’s overall balance of expertise, perspectives, backgrounds and experiences in substantive matters pertaining to the company’s business.

Biographical Summaries of Current Directors

Our Board members are persons who we believe have demonstrated leadership skills and have experience and judgment in areas that are relevant to our business. We believe that their ability to challenge management and their dedication to the affairs of the company collectively serve the interests of the company and its shareholders. The following discussion includes biographical information concerning our current Directors and their qualifications for service on our Board. Information concerning the background and qualifications of the Director nominees is set forth above under “Nominees for Election to the Board.”

Ray T. Charley.    Mr. Charley, age 58, has served as the Chief Executive Officer of Thomi Co., an operator of retail grocery stores in Greensburg, Pennsylvania, since 1983. Mr. Charley served as a Director of Southwest National Corporation from 1989 and joined our Board in 1998 upon the completion of our merger with Southwest. Mr. Charley is a member of our Governance Committee and our Compensation and Human Resources Committee and is also a Director of First Commonwealth Bank. He is a Director of Excela Health Holding Co., an operator of hospitals and other health care facilities in Western Pennsylvania, and serves as a Director and in leadership capacities for various charitable organizations. Mr. Charley earned a Bachelors degree from Duquesne University and a law degree from the Dickinson University School of Law. Mr. Charley’s qualifications for service on our Board include his business acumen and his commitment to sound governance and oversight as demonstrated by his extensive experience as a Director in the financial services industry.

Johnston A. Glass.    Mr. Glass, age 60, is retired. Mr. Glass has served on our Board since 1986. He was formerly Vice Chairman of First Commonwealth Financial Corporation, and he served as President and Chief Executive Officer of First Commonwealth Bank and its predecessor, NBOC Bank, from 1986 until his retirement in 2005. Mr. Glass is a member of our Compensation and Human Resources Committee and our Risk Committee. He has also served as a Director and officer of numerous civic and non-profit associations and is a past Director of the Pennsylvania Bankers Association. He earned a Bachelor of Science degree from the Pennsylvania State University. Mr. Glass’s qualifications for Board service include his extensive leadership experience in the banking industry, his thorough understanding of First Commonwealth and its business and his long history of service as a Director of First Commonwealth and other organizations.

Dale P. Latimer.    Mr. Latimer, age 79, is the Chairman of the Board and Chief Executive Officer of R&L Development Company, a heavy construction company in New Alexandria, Pennsylvania, and President and Chief Executive Officer of Derry International Ltd., a mining company. He has served on our Board since 1984. During his 35 years as a Director, Mr. Latimer has chaired our Audit, Compensation and Human Resources and Governance Committees. He is currently a member of our Compensation and Human Resources Committee, our Governance Committee and our Risk Committee and a Director of First Commonwealth Bank. Mr. Latimer also serves on the Board of Directors of New Mexico Banquest Corporation, a bank holding company in Santa Fe, New Mexico. His qualifications for service as a Director include his extensive business experience and his many years of service as a Director in the financial services industry.

James W. Newill.    Mr. Newill, age 75, is Certified Public Accountant licensed in Pennsylvania, Florida and Ohio. He was formerly President of J. W. Newill Company, a certified public accounting firm. Mr. Newill has served as Mayor of Highland Beach, Florida, since March 2008, and was previously Commissioner of Highland Beach, Florida, from 2005 to 2008. Mr. Newill previously served as a Director of Southwest National Corporation from 1978 and joined our Board in 1998 upon the completion of our merger with Southwest. Mr. Newill is a member of our Governance Committee and has chaired our Audit Committee since 2003. He has served as a Director for numerous non-profit organizations over the past 40 years and recently served as a keynote participant for a panel on banking regulation. He earned a Bachelor of Science degree in Business Administration from Saint Vincent College. Mr. Newill’s qualifications for service on our Board include his expertise in accounting and financial matters and his extensive experience as a Director of financial services companies.

Laurie Stern Singer.    Ms. Singer, age 58, has served as the President of Allegheny Valley Development Corporation, a regional not-for-profit economic development company in Brackenridge, Pennsylvania, since 1983. She formerly served as President of the Allegheny Valley Chamber of Commerce. Ms. Singer was a Director of Southwest National Corporation from 1994 and joined our Board in 1998 upon the completion of our merger with Southwest. She currently chairs our Governance Committee and is also a member of the Audit Committee. Ms. Singer has held leadership positions and has served as a Director for numerous professional associations, educational and community organizations. She has a Bachelor of Arts degree from the University of Michigan and a law degree from Wayne State University. Ms. Singer’s qualifications for Board service include her business finance and development expertise, her extensive experience as a Director of financial services companies and other organizations and her strong commitment and understanding of corporate governance matters.

David R. Tomb, Jr.    Mr. Tomb, age 78, is Senior Vice President, Secretary and Treasurer of First Commonwealth Financial Corporation. Mr. Tomb has been a practicing attorney with the law firm Tomb & Tomb for 50 years. He has served on our Board since 1983. Mr. Tomb is also a Director and Secretary of First Commonwealth Bank, First Commonwealth Insurance Agency, Inc., and First Commonwealth Financial Advisors, Inc. Mr. Tomb has over 48 years of experience on corporate boards. He served in the United States Army during the Korean War and achieved the rank of First Lieutenant. Mr. Tomb earned a Bachelor of Arts degree from Princeton University and a law degree from the University of Pennsylvania. Mr. Tomb’s qualifications for service on our Board include his expertise in legal and corporate governance matters and his extensive experience in the financial services industry. Mr. Tomb’s son, Matthew C. Tomb, is Senior Vice President / Legal and Compliance Manager and is an executive officer of First Commonwealth Financial Corporation.

Robert J. Ventura.    Mr. Ventura, age 60, is Principal of Ventura Group, LLC, an investment banking and corporate development advisory services company in Pittsburgh, Pennsylvania. Mr. Ventura previously served as Director of Acquisitions and Divestitures and Director of Financial Planning and Analysis during a 15-year career with Rockwell International Corporation, a diversified global manufacturing company. Mr. Ventura served as a Director of GA Financial, Inc. from 1998 and joined our Board in 2004 at the completion of our acquisition of GA Financial. Mr. Ventura is a member of our Audit Committee and chairs our Compensation and Human Resources Committee. He earned a Bachelor of Science degree in Industrial Engineering from the University of Pittsburgh and Masters of Business Administration degree from Duquesne University. Mr. Ventura’s qualifications for Board service include his expertise in business and financial analysis and mergers and acquisitions and his experience as a Director in the financial services industry.

CORPORATE GOVERNANCE

First Commonwealth strives to maintain strong corporate governance practices, with a Board that is independent in the exercise of its business judgment, fully informed about our business, financial condition, risk exposures and operations and actively involved in its oversight role. This section discusses First Commonwealth’s significant corporate governance policies and practices.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that describe the Board’s stance on key governance issues. These Guidelines address, among other matters, the qualifications for service as a Director and responsibilities of Directors, Director independence, responsibilities of Board committees, retirement age for Directors, Director access to management and outside advisors, Director share ownership requirements, continuing education for members of the Board of Directors and internal performance evaluations. The Board reviews the Corporate Governance Guidelines at least annually and updates the Guidelines from time to time to reflect changes in governance practices.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the positions of Chairman of the Board and Chief Executive Officer should be held by separate persons. The Board believes that this separation establishes an appropriate division of the Board’s oversight role from the management responsibilities of the officers and employees of the company. Our current Chairman, David S. Dahlmann, is a non-executive independent Director.

Oversight of Risk

The Board of Directors actively oversees the risk management practices employed by First Commonwealth and its management team. The Board receives a report from our Risk Oversight Department regarding material risk exposures and the actions taken to monitor and mitigate those risks. In addition, senior management updates the Board at its regular meetings regarding trends and developments for credit, market, liquidity, compliance, reputation, operating and strategic risk. To enhance the Board’s oversight of risk management, the Board formed a Risk Committee in April 2009 which serves as a dedicated forum to review and discuss risks and risk management policies and practices. Refer to page 15 for a description of the Risk Committee and its members.

Director Independence

Our Corporate Governance Guidelines and the rules of the NYSE require that at least a majority of our Board of Directors be comprised of independent Directors. The Board reviews all relationships between the company and its Directors at least once per year and assesses each Director’s independence annually using the independence standards established by the NYSE. The Board has determined that a Director may be independent even if he or she has business relationships with First Commonwealth or one of its affiliates, as long as, in the Board’s business judgment:

•

any transaction involving the Director is entered into in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other persons;

•	the relationship complies with all applicable federal and state regulations; and

•	the relationship would not interfere with the Director’s exercise of judgment independent from management of First Commonwealth.

Based upon these criteria, the Board has affirmatively determined that Directors Caponi, Charley, Dahlmann, Glass, Latimer, Newill, Singer and Ventura and Director nominee Greenfield are independent. In making this determination, the Board considered the lease transaction between First Commonwealth Bank and SML Limited Partnership described below under the heading “Related Party Transactions,” and concluded that the transaction did not impact the independence of Director Latimer, because Mr. Latimer has no financial interest in SML Limited Partnership. The Board also considered the engagement of the law firm Reed Smith LLP to provide legal services to the company. The spouse of Director Laurie Singer is a partner of Reed Smith, but the Board concluded this engagement did not impact the independence of Director Singer, because the fees paid to Reed Smith in 2009 were not material to the company, Reed Smith or Director Singer’s spouse. Directors Cuccaro, Dolan and Tomb are employed by First Commonwealth and therefore do not qualify as independent Directors.

Share Ownership Requirement

Our Corporate Governance Guidelines require each Director to own at least 15,000 shares of our stock. A newly elected Director has until the third anniversary of his or her initial election to the Board to satisfy this requirement. All of our Directors satisfied this requirement in 2009.

Code of Conduct and Ethics

The Code of Conduct and Ethics governs the actions and working relationships of First Commonwealth employees, officers and Directors. This Code addresses, among other items, conflicts of interest, confidentiality, fair dealing, protection and proper use of corporate assets and compliance with laws, rules and regulations. The Code of Conduct and Ethics encourages and provides a process for the reporting of any illegal or unethical behavior.

First Commonwealth requires its employees, officers and Directors to talk to supervisors, managers or other appropriate personnel to report and discuss any known or suspected criminal activity involving First Commonwealth or its employees. First Commonwealth has also established an ethics hotline to allow employees, officers and Directors to anonymously report any known or suspected violation of laws, rules or regulations or the Codes of Conduct and Ethics.

Committees of the Board of Directors

The Board of Directors has a standing Audit Committee, Compensation and Human Resources Committee, Governance Committee (which also acts as a nominating committee) and Risk Committee. Only independent Directors may serve on these standing committees. Information concerning each committee and its members follows.

Audit Committee

Number of Meetings in 2009	Committee Members	Duties and Functions Performed

10	James W. Newill (Chair) Julie A. Caponi Laurie S. Singer Robert J. Ventura

•     Monitors the integrity of our financial statements;

•     Responsible for the selection, compensation and oversight of our independent registered public accounting firm, including evaluating its qualifications and independence and preapproving audit and non-audit services performed by the independent registered public accounting firm;

•     Oversees our internal audit process;

•     Monitors our compliance with legal and regulatory requirements, including the receipt and resolution of complaints concerning accounting, internal controls and auditing matters; and

•     Reviews and discusses major financial risk exposures with management and steps taken to monitor and control those exposures, including risk assessments and risk management policies.

Directors Newill and Caponi qualify as “audit committee financial experts” as defined by the rules of the SEC. A report of the Audit Committee follows on page 37.

Governance Committee

Number of Meetings in 2009	Committee Members	Duties and Functions Performed

5	Laurie S. Singer (Chair) Ray T. Charley David S. Dahlmann† Dale P. Latimer James W. Newill

•     Develops criteria for the selection of new Directors;

•     Identifies candidates to fill vacancies that arise on the Board and evaluates and recommends incumbent Directors for nomination to the Board and for service on Board committees;

•     Develops and recommends a process for evaluating the performance of the Board;

•     Oversees succession planning for our CEO and other senior executive officers;

•     Reviews and approves related party transactions and monitors compliance with our Code of Ethics, insider trading and related policies; and

•     Annually reviews our Corporate Governance Guidelines.

†	Director Dahlmann is a member of the Governance Committee ex officio by virtue of his position as Chairman of the Board. Mr. Dahlmann attends Committee meetings but is not entitled to vote on matters brought before the Committee.

Compensation and Human Resources Committee

Number of Meetings in 2009	Committee Members	Duties and Functions Performed

9	Robert J. Ventura (Chair) Julie A. Caponi Ray T. Charley David S. Dahlmann† Johnston A. Glass Dale P. Latimer

•     Reviews and determines the compensation of all Directors, the CEO and all senior executive officers of First Commonwealth;

•     Reviews and approves corporate goals and objectives relevant to the compensation of our CEO and other senior executive officers, evaluates their performance in light of those goals and objectives and determines their respective compensation levels based on this evaluation; and

•     Reviews and approves the terms of any employment, severance, change of control or similar agreement for our CEO and other senior executive officers.

†	Director Dahlmann is a member of the Compensation and Human resources Committee ex officio by virtue of his position as Chairman of the Board. Mr. Dahlmann attends Committee meetings but is not entitled to vote on matters brought before the Committee.

A report of the Compensation and Human Resources Committee follows on page 26.

Compensation Committee Interlocks and Insider Participation

None of the Directors who served on the Compensation and Human Resources Committee in 2009 were officers or employees of First Commonwealth during 2009. One member of the Compensation and Human

Resources Committee, Johnston A. Glass, is a former officer of First Commonwealth. Mr. Glass served as Vice Chairman of First Commonwealth Financial Corporation and as President and Chief Executive Officer of First Commonwealth Bank until his retirement in 2005. In addition, one member of the Compensation and Human Resources Committee, Dale P. Latimer, has a relationship with First Commonwealth requiring disclosure as a related party transaction under SEC regulations, which is described under “Related Party Transactions.” None of First Commonwealth’s executive officers served as a Director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a Director or member of the Compensation and Human Resources Committee during 2009.

Risk Committee

Number of Meetings in 2009	Committee Members	Duties and Functions Performed

8	David S. Dahlmann (Chair) Johnston A. Glass Dale P. Latimer

•     Oversees and reviews information regarding our enterprise risk management framework;

•     Reviews and approves our significant risk management policies;

•     Reviews and discusses with management the level and trend of risk exposures, including credit, market, liquidity, operational, compliance and legal, reputation and strategic risk;

•     Reviews major risks identified by management and strategies employed to mitigate those risks; and

•     Assesses risks associated with strategic and operating plans and strategic initiatives.

Meetings of the Board of Directors

The Board of Directors met eleven times during 2009. All of the Directors attended at least 75% of the total number of meetings of the Board and all committees of which they were members.

Meetings of Non-Management Directors

First Commonwealth’s non-management Directors meet at regularly scheduled executive sessions without any management Directors in attendance. Our Chairman, David S. Dahlmann, has been designated as the Lead Director and presides over the executive sessions.

Annual Meeting Attendance

The annual meeting provides a valuable opportunity for shareholders to meet and interact with our Directors. All Directors are expected to attend the annual meeting in the absence of an unavoidable conflict. Last year all of our Directors attended the annual meeting.

Where to Find Governance Documents

You can find copies of the charters for our Audit Committee, Compensation and Human Resources Committee, Governance Committee and Risk Committee, as well as our Corporate Governance Guidelines, Code of Conduct and Ethics and other important information, by visiting our website at www.fcbanking.com and following the links to “Investor Relations” and “Corporate Governance.”

COMPENSATION OF DIRECTORS

In 2009, each of our non-employee Directors was compensated according to the following schedule:

Retainer – Board Member	$18,000 per year
Retainer – Audit Committee Chair	$ 7,500 per year
Retainer – Other Committee Chairs	$ 5,000 per year
Board Meeting Fee	$ 2,000 per meeting
Committee Meeting Fee – Committee Member	$ 1,000 per meeting
Committee Meeting Fee – Committee Chair	$ 2,000 per meeting

Directors who are also employees of First Commonwealth or any of its subsidiaries do not receive additional compensation for service on our Board of Directors or meeting attendance.

In addition to the fees described above, Mr. Dahlmann received an annual retainer fee of $200,000 during 2009 for his service as the Non-Executive Chairman of First Commonwealth Financial Corporation and FCB. To support the company’s efforts to control expenses, Mr. Dahlmann voluntarily waived his retainer fee for chairing the Risk Committee and his meeting fee for regular meetings of the First Commonwealth Financial Corporation Board beginning in April 2009.

The following table shows the compensation paid to our non-employee Directors during 2009:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Julie A. Caponi	58,000	—	12,000	70,000
Ray T. Charley	50,000	—	19,000	69,000
David S. Dahlmann	239,003	8,997	12,000	260,000
Johnston A. Glass	53,000	—	29,000	82,000
Dale P. Latimer	61,000	—	12,000	73,000
James W. Newill	72,500	—	—	72,500
Laurie S. Singer	65,000	—	—	65,000
Robert J. Ventura	64,003	8,997	—	73,000

(1)	“Fees Earned or Paid in Cash” consists of retainer fees and fees for attending meetings of the Board of Directors and Committees of First Commonwealth Financial Corporation.
(2)	Beginning in July 2009, Directors had the option to receive all or any portion of their annual retainer for Board service in shares of common stock. Amounts reflected as Stock Awards represent the fair value of the portion of retainer fees paid to each Director in stock under this arrangement.
(3)	“All Other Compensation” consists of fees for attending meetings of the Board of Directors and Committees of First Commonwealth Bank at the rate of $1,000 per meeting attended.

We did not grant any stock options to our Directors in 2009. Certain Directors hold options to purchase our stock that were awarded under prior plans. The table below sets forth the number of underlying securities, exercise price and expiration date of stock options held by the non-management Directors as of December 31, 2009. All of these stock options are fully earned and vested.

Name and Date of Award	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date(1)
Julie A. Caponi	0	N/A	N/A

Ray T. Charley 1/11/2000 1/31/2001 1/23/2002 1/13/2003 1/12/2004 1/18/2005	2,000 2,000 3,000 3,000 3,000 3,000	11.063 10.75 11.70 12.06 14.41 14.55	1/11/2010 1/31/2011 1/23/2012 1/13/2013 1/12/2014 1/18/2015

David S. Dahlmann 1/13/2003 1/12/2004 1/18/2005	3,000 3,000 3,000	12.06 14.41 14.55	1/13/2013 1/12/2014 1/18/2015

Johnston A. Glass	0	N/A	N/A

Dale P. Latimer 1/12/2004 1/18/2005	3,000 3,000	14.41 14.55	1/12/2014 1/18/2015

James W. Newill 1/11/2000 1/31/2001 1/23/2002 1/13/2003 1/12/2004 1/18/2005	2,000 2,000 3,000 3,000 3,000 3,000	11.063 10.75 11.70 12.06 14.41 14.55	1/11/2010 1/31/2011 1/23/2012 1/13/2013 1/12/2014 1/18/2015

Laurie S. Singer 1/23/2002 1/13/2003 1/12/2004 1/18/2005	1,500 3,000 3,000 3,000	11.70 12.06 14.41 14.55	1/23/2012 1/13/2013 1/12/2014 1/18/2015

Robert J. Ventura(2) 2/28/2001 4/24/2002 5/22/2003 1/18/2005	13,760 33,024 13,760 3,000	5.29 6.36 9.19 14.55	2/28/2011 4/24/2012 5/22/2013 1/18/2015

(1)	Unexercised options generally terminate on the earlier of the option expiration date indicated or sixty (60) days after the date that the option holder ceases to be a Director of First Commonwealth (or three (3) months following a Director’s termination as a result of death or disability), except that the options awarded to Mr. Ventura pursuant to the GA Financial, Inc. stock option plan (as noted in footnote 2 below) may be exercised for a period of three (3) months following the termination of his status as a Director (or one (1) year following his termination as a result of death or disability).
(2)	Options granted to Mr. Ventura in 2001, 2002 and 2003 were granted by GA Financial, Inc. in his capacity as a Director of GA Financial. These options were converted into options to purchase First Commonwealth common stock on May 24, 2004 upon the completion of the merger of GA Financial and First Commonwealth.

EXECUTIVE OFFICERS

Information regarding our executive officers is set forth below. Biographical information for John J. Dolan and David R. Tomb, Jr. is set forth above under “Election of Directors.”

Name	Age	Positions Held and Principal Occupation for Past Five Years
Thaddeus J. Clements	53	Executive Vice President/Strategic Resources of First Commonwealth Financial Corporation (“FCFC”) since 2000. Formerly Senior Executive Vice President of First Commonwealth Bank (“FCB”).

Leonard V. Lombardi	50	Senior Vice President and Chief Audit Executive of FCFC since January 1, 2009. Formerly Senior Vice President / Loan Review and Audit Manager of FCFC.

Sue A. McMurdy	53	Executive Vice President of FCFC; Chief Information Officer of FCFC since 2000. Formerly Senior Executive Vice President of FCB; formerly President and Chief Executive Officer of First Commonwealth Systems Corporation, an information technology and data processing subsidiary that we merged into FCB in 2006.

R. John Previte	60	Senior Vice President, Investments, of FCFC since 1992. Also Senior Executive Vice President and Investment Officer of FCB; Chairman, President and Investment Officer of FraMal Holdings Corporation, an investment subsidiary of FCFC; Administrative Trustee of First Commonwealth Capital Trust I, First Commonwealth Capital Trust II and First Commonwealth Capital Trust III. Formerly Vice President of FraMal Holdings Corporation.

T. Michael Price	47	President of First Commonwealth Bank since November 2007. Formerly Chief Executive Officer of the Cincinnati and Northern Kentucky Region of National City Bank from July 2004 to November 2007 and Executive Vice President and Head of Small Business Banking of National City Bank prior to July 2004.

Matthew C. Tomb	33	Senior Vice President / Legal and Compliance of FCFC since August 2007. Formerly attorney with Sherman & Howard L.L.C., Denver, Colorado.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section we discuss the objectives and elements of our executive compensation program. This discussion focuses on compensation decisions in 2009 affecting our chief executive officer (CEO), each person who served as our principal financial officer during 2009 and the three other executive officers who received the highest compensation during 2009. We refer to these individuals as the “named executive officers.”

Objectives of Our Executive Compensation Program

The primary objectives of our executive compensation program are to:

•	retain and motivate executives whose knowledge, skills and performance are critical to our success;

•	attract and hire new executive team members primarily from within the competitive financial services industry;

•	align the interests of executives and shareholders by motivating and rewarding executives for increases in shareholder value; and

•

provide a total compensation package for executive officers that is competitive in the marketplace, but with a significant variable pay component based on overall corporate, business unit and individual performance, and which contributes to and creates shareholder value.

Components of Executive Compensation

Our executive compensation program consists of multiple elements, designed to aid in the attraction and retention of highly qualified executives and to align pay with performance. Each element of the program is briefly described below, along with a summary of its objectives. A more complete discussion of each element is addressed in the “Elements of Compensation” section below.

Compensation Element	Description	Primary Objective(s)
Base Salary	Fixed cash compensation paid to an executive for performing specific job responsibilities, determined based on the responsibilities of the position held and the level of experience of the incumbent.	• Provide a base level of compensation that fairly accounts for the executive’s experience, duties, and scope of responsibility.

Annual Incentive Compensation	Variable compensation earned based on performance against pre-established annual corporate, business unit and individual performance goals.	• Motivate and reward the achievement of annual operating and individual goals in accordance with the objectives established in our Balanced Scorecard.

Long-Term Incentive Compensation	Variable compensation earned based on performance against pre-established corporate performance goals over a three-year performance cycle.	• Motivate and reward achievement of long-term operating goals in accordance with the objectives established in our Balanced Scorecard.

Benefits and Perquisites

Broad-based benefits provided to all First Commonwealth employees, such as our 401(k) plan, employee stock ownership plan and group medical, life and disability insurance.

Nonqualified deferred compensation arrangement for employees whose compensation exceeds certain IRS retirement deferral limitations.

• Provide a competitive total package to attract and retain key executives. • Restore retirement benefits otherwise limited by restrictions applicable to qualified plans.

Employment and Change of Control Agreements	Written contracts with certain key executives providing severance rights following termination of employment under specified circumstances

•     Provide protection to First Commonwealth or its successor in the form of non-compete and non-solicit arrangements in the event of a termination of employment.

•     Provide reasonable and fair protection to the executive in the form of monetary and other benefits in the event of involuntary termination other than for cause.

•     Retain key executives during the period a change of control transaction is being negotiated and ensure the impartiality of the key negotiators for the company.

Operation and Role of the Compensation and Human Resources Committee

The Compensation and Human Resources Committee of the Board is comprised of five Directors: Robert J. Ventura (Chairman), Julie A. Caponi, Ray T. Charley, Johnston A. Glass and Dale P. Latimer. Each member of the Committee is an “independent director” for purposes of the New York Stock Exchange listing standards. The Committee operates under a written charter that is reviewed and approved annually by the Board. A copy of this charter is available under the “Investor Relations — Corporate Governance” section of our website, www.fcbanking.com.

The basic responsibilities of the Committee are to:

•	oversee First Commonwealth’s overall compensation structure, policies and programs, and assess whether that structure establishes appropriate incentives for management and employees;

•

determine the CEO’s salary, bonus and other incentive and equity compensation and review and approve the individual and corporate goals assigned to the CEO and evaluate the performance of the CEO in light of those goals;

•

determine the salary, bonus and other incentive and equity compensation of the other Senior Executive officers and review and approve the individual and corporate goals assigned to the Senior Executive Officers and the CEO’s evaluation of the performance of the Senior Executive Officers in light of those goals; and

•	oversee the development, implementation and administration of incentive compensation and equity-based plans and approve awards under equity-based plans.

The Board approved amendments to the Committee’s charter in January 2010 to expand the responsibilities of the Committee to include the oversight of the compensation structure, policies and programs for non-executive employees and the name of the Committee was changed from “Executive Compensation” to “Compensation and Human Resources” to reflect the Committee’s expanded role.

The Committee relies upon such performance data, statistical information and other data regarding executive compensation programs, including information provided by First Commonwealth’s Human Resources Department, officers and outside advisors, as it deems appropriate. The Committee has access to individual members of management and employees and may invite them to attend any Committee meeting. The Committee has the power and discretion to retain, at First Commonwealth’s expense, such independent counsel and other advisors and experts as it deems necessary or appropriate to carry out its duties. The Committee did not retain a consultant during 2009.

Role of Executives in Establishing Compensation

The CEO plays a significant role in the design and implementation of our compensation program for all senior executive officers other than himself. His role includes:

•	making recommendations on performance targets, goals and objectives for our incentive plans;

•	evaluating senior executive officer performance;

•	making recommendations regarding corporate titles, base salaries, annual and long-term incentive award opportunities and other employment terms for senior executive officers; and

•	providing background information for Committee meeting agenda items.

The CEO generally attends Committee meetings, but he is not present during executive sessions of the Committee at which his compensation is discussed. Thaddeus J. Clements, Executive Vice President and head of our human resources department, serves as the executive liaison to the Committee and regularly attends Committee meetings to provide reports and information on agenda topics.

Benchmarking of Compensation

The Committee periodically benchmarks the base salary and total cash compensation of the named executive officers against the 50th percentile of compensation paid to officers holding comparable positions at peer companies. This analysis is generally conducted in connection with changes to executive officer compensation. The Committee did not approve any increases in base salary for the named executive officers for 2010, and as such, the Committee did not review benchmark information for salary or total cash compensation in 2009. The significant downturn in the financial services industry has adversely impacted many of the companies in First Commonwealth’s compensation peer group. The Committee currently expects to review and update the compensation peer group during 2010 to ensure that the companies within the peer group remain comparable in size and operations to First Commonwealth.

Elements of Compensation

The Committee seeks to appropriately balance fixed compensation with variable, or “at risk,” compensation that is contingent on the financial success of the organization. A significant portion of the total compensation opportunity of the named executive officers is at risk. Variable compensation opportunities represent approximately 50% of the total compensation opportunity for the CEO and Bank President and lesser percentages the total compensation opportunity for other named executive officers, in each case, based upon the executive’s base salary and potential target payouts under incentive compensation plans. This mix of fixed and variable compensation balances the need to pay competitive compensation with our goal of aligning pay with performance.

Base Salary

We provide base salaries to compensate our named executive officers for services performed during the year. Base salaries further our objectives of attracting and retaining executive talent and providing compensation that is competitive with our peers. Base salary directly affects the size of incentive plan awards, because we express incentive plan awards as a percentage of salary.

Base salaries for executive officers are determined by:

•	Evaluating the responsibilities of the position held and the experience of the individual; and

•	Considering the competitive marketplace for executive talent, primarily through a comparison to base salaries for comparable positions with companies in our peer group.

The Committee typically reviews base salaries annually as part of the performance review process as well as upon promotion or other change in job responsibility. Adjustments to base salaries are determined primarily by:

•

An evaluation of the executive’s personal development, which includes an assessment of his or her individual skills and attributes through a formal performance evaluation and progress on individual development objectives; and

•	The performance of the executive’s business unit, based upon measures contained in business unit scorecards and the success of business unit operating initiatives.

The Committee did not grant base salary increases to the named executive officers in 2010 due to the weak financial performance of the company in 2009 and the resulting loss of value by the company’s shareholders. For similar reasons, Mr. Dolan voluntarily reduced his base salary to $460,000, which was his salary level at the end of 2008.

Incentive Compensation Plans

The named executive officers and certain other key executives participate in two incentive compensation plans:

•	an annual incentive plan, which provides for the payment of annual cash bonuses based on the attainment of individual and short-term corporate performance measures, and

•	a long-term incentive compensation plan, which provides for the payment of cash bonuses or equity awards based on the attainment of corporate performance measures over a rolling three-year period.

These plans are intended to further our objectives of aligning the interests of executives and shareholders by motivating and rewarding executives for increases in shareholder value and increasing the weighting of variable pay based on overall corporate, business unit and individual performance. The combination of annual and long-term incentives is intended to balance our desire to improve financial results over the short term with the need to employ prudent and sustainable growth strategies.

The Committee approved an Annual Incentive Plan for 2009, but the named executive officers voluntarily suspended the Annual Incentive Plan in April 2009 as part of a company-wide effort to reduce expenses. Had the Annual Incentive Plan remained in force, no awards would have been paid for 2009 performance due to the fact that the company’s earnings per share fell short of the threshold level established under the plan.

The Committee also approved a Long-Term Incentive Compensation Plan for a three-year performance period ending December 31, 2011 and award opportunities under this plan to the named executive officers and certain other key executives. Under the terms of the plan, each participating executive has the opportunity to earn a bonus in 2011 equal to a percentage of his or her base salary subject to the attainment of First Commonwealth’s corporate performance goals during the three years ending December 31, 2011. Awards under this plan may be paid in cash or equity-based compensation at the Committee’s discretion.

The payout for the three-year performance cycle ending December 31, 2011 will be based on the following corporate performance measures:

Measure	Weighting
3 Year Average Return on Equity	40%
3 Year Cumulative EPS	40%
Efficiency Ratio	20%

Total:	100%

For each of these performance measures, the Committee established “threshold,” “target” and “superior” levels of performance. The threshold level represents the minimum acceptable level of performance to earn an award under the particular measure, which would result in the payout of 50% of the target award opportunity for that performance measure. The target level represents the expected level of performance for a particular measure, which would result in the payout of 100% of the target award opportunity for that performance measure. The superior level represents a superior level of performance for a particular measure, which would result in the payout of 150% of the target award opportunity for that performance measure.

These corporate performance goals were derived from our enterprise balanced scorecard. Target levels were based on our three-year projections as of February 2009 when the targets were submitted to the Committee for approval. Threshold levels for each performance measure were viewed as reasonably attainable goals that still represented notable improvement. Superior levels were viewed as aggressive targets that would only be achieved through exceptional performance.

2010 Incentive Plans

The Committee chose not to grant awards under the Long-Term Incentive Plan in 2010. The Committee determined that it was not practicable to establish meaningful three-year performance targets due to the sharp decline in the company’s financial performance in 2009 and uncertainty regarding the impact of stricter capital requirements and increased regulation on the overall performance and returns of the banking industry. The Committee expects to review this Plan during the latter half of 2010 to determine whether the company’s performance and industry dynamics have stabilized. Based upon this review, the Committee may establish Long-Term Incentive Plan targets or redesign the Long-Term Incentive Plan for 2011.

The Committee recognizes that incentive compensation is critical to the company’s success in motivating and retaining executives and plays an integral role in aligning compensation with performance. As such, the Committee decided to establish Annual Incentive Plan (“AIP”) award opportunities for the named executive officers for 2010. However, the Committee modified the structure of the AIP substantially from recent years. The Committee increased each executive’s target award percentage under the AIP by 50% to offset a portion of the compensation opportunity lost as a result of the suspension of the LTIP. The net result of these changes was a 25% reduction of each named executive’s overall incentive compensation opportunity from 2009 levels.

In addition, the form of payment under the AIP has been changed from cash to shares of performance-restricted stock. The restricted stock will be subject to a five-year holding period from the date of issuance and will vest if and only if the company’s stock attains a target price of $9.67 per share and maintains that level for a period of 30 days during that five-year holding period. This price implies a compounded annual rate of appreciation of 11.7% over the five-year holding period, which represents the required return on shares of the company’s common stock based upon the capital asset pricing model. This target price is not intended to reflect the Committee’s estimation of the fair value of or expected return on the company’s shares, but represents the minimum requirement to vest any shares earned based on 2010 performance. These changes are intended to further align the interests of executives with our shareholders by increasing the overall share ownership of our executives and ensuring that the value of the compensation award is tied to the long-term performance of the company.

Only corporate performance measures were selected for the 2010 AIP. The performance measures for each named executive include earnings per share (EPS) and return on average equity (ROE). The Committee views these measures as important financial benchmarks for corporate performance. The performance measures for the CEO and Bank President also include the ratio of non-performing loans (including other real estate owned) to total loans in order to emphasize asset quality. The Committee believes that this mix of performance measures appropriately balances incentives for growth, financial performance and risk management for our top executives. The weightings of corporate performance measures for the 2010 AIP are as follows:

	Weighting (Percentage of Total Bonus Ppportunity)
Measure	CEO and Bank President	Other NEOs
Earnings per Share	40%	50%
Return on Average Equity	40%	50%
Non-Performing Loans Ratio	20%	0%

Total:	100%	100%

For each of these performance measures, the Committee established “threshold,” “target” and “superior” levels of performance. If the target level of performance is achieved, the participant receives 100% of the target award. If the threshold level of performance is achieved, the participant receives 50% of the target award, and if the superior level of performance is achieved, the participant receives 150% of the target award. Award percentages are interpolated if actual corporate performance for a goal falls between threshold and target or between target and superior levels.

The Committee carefully considered the performance targets for each measure due to the decline in the company’s financial performance and the reduction of the company’s dividend in 2009. In the past, the Committee has utilized budgeted amounts when establishing target levels of performance for incentive plan goals. However, the level of performance reflected in the 2010 budget, while a substantial improvement from 2009, remains below the company’s long-term historical financial performance. Recognizing this, the Committee set the budgeted amounts for corporate performance measures as the threshold performance levels. As a result, the company must exceed the budgeted level of performance, in some cases by a substantial margin, in order for participants in the AIP to be compensated at the targeted award percentages.

Equity-Based Compensation and Stock Ownership Guidelines

In 2009, our Board of Directors and shareholders approved the First Commonwealth Financial Corporation Incentive Compensation Plan, which provides for the issuance of up to 5,000,000 shares of our common stock as equity-based compensation. Equity-based compensation more fully aligns the interests of our executives with those of our shareholders by directly linking the value of compensation with the value of our shares and providing an ownership interest to our executive team. The Committee started utilizing equity-based compensation with the 2010 Annual Incentive Plan as described above under “2010 Incentive Plans.”

The Committee is considering the adoption of stock ownership guidelines for our executive officers to more effectively link the interests of management and our shareowners and to promote an ownership culture throughout our company. The Committee believes that stock should be acquired and held in quantities that encourage management to make decisions and take actions that will enhance company performance and increase its values. The guidelines, as currently contemplated, would require each executive officer to acquire and hold shares of stock having a value equal to at least a specified multiple of the individual’s base salary. The Committee expects to finalize and approve the stock ownership guidelines during 2010.

Benefits

The executive officers participate in employee benefit programs available to all other eligible employees of First Commonwealth, including our 401(k) plan, Employee Stock Ownership Plan, and group medical, life and disability insurance. In addition, First Commonwealth provides certain supplemental executive benefits and perquisites to the named executive officers as described below.

Supplemental Executive Retirement Plan

The named executive officers participate in a Supplemental Executive Retirement Plan (“SERP”) that was established to restore benefits that are not available to them as highly compensated employees, according to rules of the Internal Revenue Service, under our 401(k) plan and Employee Stock Ownership Plan. Under the terms of the SERP, each participant may contribute up to 25% of his/her compensation in excess of IRS limits to the SERP in the form of a salary reduction. The SERP was amended in April 2009 to eliminate employer matching contributions. This change was instituted to reduce expenses associated with the SERP.

The Committee believes that the SERP is necessary to provide competitive retirement benefits to executives. The amounts that we contributed to the SERP on behalf of the named executive officers in 2009 are set forth in note 4 to the Summary Compensation Table on page 27, and the balance of each named executive officer’s SERP account is set forth in the Nonqualified Deferred Compensation table on page 30.

Change of Control Agreements

We have entered into Change of Control Agreements with certain key employees, including each named executive officer other than Mr. Tomb. The purpose of the Change of Control Agreements is to promote stability and continuity of senior management and provide our executives the ability to fairly negotiate a potential corporate transaction on behalf of our shareholders.

We believe these agreements are necessary to attract, retain, and motivate executive talent. However, we also believe that Change of Control Agreements should compensate executives who are displaced by a change of control and should not serve as an incentive to increase an executive’s personal wealth. Therefore, our Change of Control Agreements require that there be both a change of control and an involuntary termination without cause (as defined) or a voluntary termination for good reason (as defined), which is often referred to as a “double-trigger.” The double-trigger ensures that we or our successor will become obligated to make payments under the Change of Control Agreements only if the executive is actually or constructively discharged as a result of the change of control. For similar reasons, severance payments under our Change of Control Agreements cease when an executive becomes eligible for full Social Security benefits. These agreements are outlined in more detail in the “Potential Payments Upon Termination or Change of Control” section of this Proxy Statement.

Employment Agreements

We have employment agreements with two of our named executive officers: John J. Dolan, our President and CEO, and T. Michael Price, President of First Commonwealth Bank. Each agreement sets a minimum base salary and provides for the executive’s participation in our welfare and retirement benefit plans, as well as our annual and long-term incentive compensation plans. The agreements also provide for the payment of severance following termination of the executive’s employment without cause and prohibit the executives from competing with us or soliciting our customers or employees for a specified period following the termination of their employment with us. In each case, the Committee determined that the severance rights and guaranteed base salary provided by the employment agreements were consistent with competitive market practice and appropriate in consideration of their significant responsibilities and the benefits that we receive from the restrictive covenants contained in their agreements. These employment agreements and the amounts payable upon termination of each executive’s employment are outlined in greater detail in the “Potential Payments Upon Termination or Change of Control” section of this Proxy Statement.

Perquisites

We pay club dues for certain of our executive officers who have significant business development responsibilities, including Mr. Price and Ms. McMurdy. The Committee reviews the client entertainment activities of these named executive officers annually to ensure that the memberships are utilized for business development.

Report of the Compensation and Human Resources Committee

The Compensation and Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in the preceding pages of this Proxy Statement. The Committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent and actions of the Committee with regard to executive compensation and recommended to the Board of Directors of First Commonwealth that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

Submitted by the Compensation and Human Resources Committee,

Robert J. Ventura, Chairman

Julie A. Caponi

Ray T. Charley

Johnston A. Glass

Dale P. Latimer

Summary Compensation Table

The following table shows compensation for the named executive officers for each of the last three years.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)		Total ($)
John J. Dolan President and Chief Executive Officer	2009 2008 2007	530,000 460,000 381,539	0 0 0	0 0 0		0 0 49,000	25,946 56,128 53,792		555,946 516,128 484,331

Teresa M. Ciambotti Senior Vice President, Controller and Interim Principal Financial Officer	2009 2008 2007	155,500 106,731 0	0 0 0	0 0 0		0 30,013 0	5,057 0 0		160,557 136,744 0

T. Michael Price President of First Commonwealth Bank	2009 2008 2007	360,500 350,000 40,385	0 87,500 87,500	0 0 383,250	(2)	0 207,750 0	45,103 136,510 13,950	(5)	405,603 781,760 525,085

Sue A. McMurdy Executive Vice President and Chief Information Officer	2009 2008 2007	292,125 285,000 275,000	0 0 0	0 0 0		0 76,568 17,359	26,766 33,108 118,056		318,891 394,676 410,415

David R. Tomb, Jr. Senior Vice President, Secretary and Treasurer	2009 2008 2007	268,000 268,000 260,000	0 0 0	0 0 0		0 72,839 23,725	96,046 101,923 98,413	(6)	364,046 442,762 382,138

Edward J. Lipkus, III Former Executive Vice President and Chief Financial Officer	2009 2008 2007	179,221 255,000 226,154	0 0 0	0 0 0		0 0 22,260	153,767 30,312 7,405	(7)	332,988 285,312 255,819

(1)	Annual salary includes compensation for an amount deferred at the election of the named executive officer pursuant to First Commonwealth’s 401(k) plan and supplemental executive retirement plan.
(2)	We issued 35,000 shares of restricted stock to Mr. Price as an inducement to his employment with First Commonwealth on November 12, 2007. The restrictions lapse in three equal installments on each of the first three anniversaries of the date of issuance. The amounts shown for 2007 reflect the grant date fair value of the restricted stock award. Amounts previously reported for 2007 and 2008 have been revised pursuant to a change in the disclosure requirements of the SEC in 2009.
(3)	Amounts in this column represent payments under our annual incentive plan. Refer to “Grants of Plan Based Awards” below for a description of this plan.
(4)	The amounts shown under the heading “All Other Compensation” reflect, with respect to each named executive officer, (i) matching contributions made by First Commonwealth under First Commonwealth’s 401(k) plan, (ii) discretionary contributions made by First Commonwealth under the 401(k) plan, (iii) the allocation of shares to the named executive officer’s account under the First Commonwealth Employee Stock Ownership Plan, and (iv) contributions made by First Commonwealth under the non-qualified supplemental executive retirement plan, as follows:

Named Executive Officer	Matching 401(k) Contributions ($)	Discretionary 401(k) Contributions ($)	Allocation of ESOP Shares ($)	SERP Contributions ($)
John J. Dolan	9,800	7,350	2,818	5,978
Teresa M. Ciambotti	1,820	2,340	897	0
T. Michael Price	9,800	7,350	2,818	17,318
Sue A. McMurdy	9,800	7,350	2,818	6,798
David R. Tomb, Jr.	9,800	7,350	2,818	6,078
Edward J. Likpus, III	7,153	5,365	0	1,249

(5)	All Other Compensation for Mr. Price also included $7,817 in dividends paid on unvested shares of restricted stock. Refer to footnote 2 for a description of the restricted stock award.
(6)	All Other Compensation for Mr. Tomb also included $70,000 in legal fees paid to Tomb & Tomb, a law firm in which Mr. Tomb is a partner, for legal services rendered to First Commonwealth and First Commonwealth Bank.
(7)	All Other Compensation for Mr. Lipkus also included a separation payment in the amount of $140,000.

Grants of Plan-Based Awards

The following table shows information on awards to the named executive officers during 2009 under our 2009-2011 Long-Term Incentive Plan (“LTIP”):

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards($)(1)
		Threshold	Target	Superior
John J. Dolan	2/9/2009	132,500	265,000	397,500
Teresa M. Ciambotti	2/9/2009	18,750	37,500	56,250
T. Michael Price	2/9/2009	90,125	180,250	270,375
Sue A. McMurdy	2/9/2009	36,515	73,031	109,546
David R. Tomb, Jr.	2/9/2009	33,500	67,000	100,500

(1)	Amounts in the table above reflect the dollar value of the estimated future payout under the LTIP based upon the achievement of “threshold,” “target” and “superior” levels of performance for all relevant performance goals. Actual awards are calculated based on a composite of multiple performance goals. Please refer to the discussion of incentive compensation under the Compensation Discussion and Analysis section of this Proxy Statement for additional details concerning the LTIP.

Target awards under the LTIP are calculated as a percentage of base salary for each named executive officer as follows: Dolan – 50%, Price – 50%; McMurdy – 25%; Tomb – 25%; and Ciambotti – 25%.

Awards for performance at the threshold level are 50% of the target award amount, and awards for performance at the superior level are 150% of the target award amount.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the number of underlying securities, exercise price and expiration date of stock options and the number and market value of unvested stock awards held by the named executive officers as of December 31, 2009:

	Option Awards			Stock Awards
Name and Date of Award	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
John J. Dolan 1/13/2003	16,347	12.06	1/13/2013	—		—

Teresa M. Ciambotti	—	—	—	—		—

T. Michael Price 11/12/2007	—	—	—	11,667	(4)	$54,252

Sue A. McMurdy 1/11/2000 1/31/2001 1/23/2002 1/13/2003	8,136 12,130 12,308 10,700	11.063 10.75 11.70 12.06	1/11/2010 1/31/2011 1/23/2012 1/13/2013	—		—

David R. Tomb, Jr. 1/11/2000 1/31/2001 1/23/2002 1/13/2003	9,039 9,302 8,547 8,291	11.063 10.75 11.70 12.06	1/11/2010 1/31/2011 1/23/2012 1/13/2013	—		—

Edward J. Lipkus, III	—	—	—	—		—

(1)	All outstanding options have been fully earned and are fully exercisable.
(2)	All unexercised options terminate on the earlier of the option expiration date indicated or the date that the option holder ceases to be an employee of First Commonwealth (whether employment is terminated voluntarily or involuntarily, for cause or otherwise). However, options will remain exercisable for a period of three (3) months following an employee’s “retirement” (defined in the plan as the termination of employment following the attainment of age sixty (60) after having completed at least ten (10) years of employment with First Commonwealth), death or disability.
(3)	Calculated using the closing price of First Commonwealth’s stock on the New York Stock Exchange on December 31, 2009.
(4)	We issued 35,000 shares of restricted stock to Mr. Price on November 12, 2007 as an inducement award. The shares vest in equal installments on each of the first three anniversaries of the date of grant.

Option Exercises

None of the named executive officers exercised stock options during 2009.

Nonqualified Deferred Compensation

The following table presents executive and employer contributions, aggregate earnings, withdrawals and distributions and year-end balance of each named executive officer’s Supplemental Executive Retirement Plan account for 2009.

Name	Executive Contributions in 2009 ($)	Registrant Contributions in 2009 ($)	Aggregate Earnings in 2009 ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2009 ($)
John J. Dolan	59,831	5,978	126,468	0	546,412
Teresa M. Ciambotti	0	0	0	0	0
T. Michael Price	66,804	17,318	379	0	140,703
Sue A. McMurdy	33,116	6,798	52,556	0	243,232
David R. Tomb, Jr.	26,021	6,078	176	0	60,958
Edward J. Lipkus, III	8,250	1,249	4,318	862	32,312

(1)	Amounts contributed to the SERP are invested in third party investment vehicles, such as mutual funds and money-market accounts. Earnings reflect the market return on these investments and include interest, dividends and appreciation in the net asset value of investments held in each named executive officer’s Supplemental Executive Retirement Plan account.

Compensation Policies and Practices Relating to Risk Management

The Compensation and Human Resources Committee and the Risk Committee of the Board annually review the terms of incentive compensation plans for our executive officers and for non-executive employees who, individually or as a group, are in a position to create material risk exposures for the company. The purpose of this review is to ensure that these plans appropriately balance risk and financial results in a manner that does not provide participants with an incentive to take excessive risks on behalf of the company. We achieve this balance for executive officers by requiring executives to acquire and hold a substantial amount of our stock and, in certain cases, by utilizing equity-based compensation in lieu of cash for the payment of incentive awards. For non-executive positions, we balance incentives for risk-taking and risk management through the use of asset quality performance measures, claw-back provisions that allow the company to recover incentives paid on loans that deteriorate within a certain period of time after origination and plan provisions that reduce or disqualify incentives for employees who fail to effectively monitor their existing portfolios. We believe these practices enable us to achieve the desired balance between risk and return in our incentive plans.

Potential Payments Upon Termination or Change in Control

Overview

First Commonwealth has entered into agreements with certain executive officers and key employees, including four of the named executive officers, providing for the payment of severance and benefits in the event of a qualifying termination of employment following a change in control. Mr. Dolan and Mr. Price are also parties to employment agreements that entitle those officers to receive severance payments and benefits if their employment is terminated under certain circumstances. These agreements are summarized below. Except as provided in these agreements, First Commonwealth has not agreed to pay severance or provide benefits to any of the named executive officers following the termination of his or her employment.

Change of Control Agreements

We have entered into a Change of Control Agreement with each named executive officer other than Mr. Tomb. Under the terms of these agreements, the executive will be entitled to receive severance payments in equal monthly installments over a specified period following the termination of his or her employment if the executive is terminated without “cause” (as defined below) or terminates his or her employment for “good reason” (as defined below) within a specified period following the occurrence of a “change of control” (as defined below) of First Commonwealth, each of which is referred to in the Change of Control Agreements as a “qualifying termination.” The periods following a change of control during which severance may be triggered by a qualifying termination and the number of months of severance payments for each named executive officer are as follows:

Name	Termination Period	Months of Severance
John J. Dolan	Three years	36 months
T. Michael Price	Three years	36 months
Sue A. McMurdy	Three years	36 months
Teresa M. Ciambotti	One year	12 months

The monthly severance payment is calculated as one-twelfth (1/12) of the sum of the following:

•	the executive’s annual base salary immediately prior to the change of control;

•	the aggregate amount of all bonuses paid to the executive during the twelve months prior to the change of control;

•

the aggregate amount of all contributions by First Commonwealth for the account of the executive under First Commonwealth’s 401(k) plan and ESOP during the twelve months prior to the change of control; and

•	the aggregate amount of all contributions by the executive and First Commonwealth to his or her Supplemental Executive Retirement Plan account during the twelve-months prior to the change of control.

In addition to severance payments, the former executive and his or her family will continue to receive, at the employer’s expense, the same level of medical, dental, accident, disability and life insurance benefits during the period in which severance is payable on substantially the same terms and conditions as existed immediately prior to the qualifying termination.

A “change of control” occurs if any person or group of persons acting in concert acquire 50% or more of the outstanding shares of First Commonwealth’s common stock (including by merger, consolidation or similar transaction), or if the persons who were Directors as of the date of the Change of Control Agreement (or any replacement Director who is nominated by a majority of the incumbent Directors) cease to constitute a majority of the Board of Directors for any reason.

“Cause” for termination by the company exists if the executive commits a felony resulting in, or intended to result in, loss to First Commonwealth, its customers, or affiliates, or if the executive intentionally fails to perform his or her duties for 30 consecutive days following written notice from First Commonwealth that such duties are not being performed.

An executive has “good reason” to terminate his or her employment if the executive’s title or responsibilities are reduced or diminished, the executive is forced to relocate his or her principal office by more than 50 miles or is to travel significantly more than prior to the change of control or the company reduces the executive’s base salary or material benefits.

The executive’s right to receive severance payments and benefits is conditioned upon his or her compliance with covenants prohibiting competition with the former employer and soliciting customers and employees of the former employer during the period in which severance is being paid.

The right to receive severance benefits terminates when the executive reaches full retirement age for purposes of receiving Social Security benefits.

In addition, if the payments and benefits to which the executive is entitled under his or her Change of Control Agreement, either alone or together with any other payments or benefits that he or she is entitled to receive from First Commonwealth, would constitute a “parachute payment” for purposes of section 280G of the Internal Revenue Code, the payments and benefits will be reduced by the minimum amount necessary to result in no portion of the payments and benefits being non-deductible by First Commonwealth and subject to the excise taxes imposed under the Internal Revenue Code for parachute payments.

The following table sets forth the payments and the value of benefits that each of the four named executive officers who are currently parties to change of control agreements would have been entitled to receive if a qualifying termination had occurred following a change in control on December 31, 2009:

	Aggregate Severance Payments ($)(1)	Value of Health Benefits ($)(2)	Value of Dental Benefits ($)(3)	Value of Life and AD&D Insurance Benefits ($)(4)	Value of Disability Insurance Benefits ($)(5)
John J. Dolan	1,847,331	41,413	0	5,766	1,550
Teresa M. Ciambotti	191,070	3,768	0	727	390
T. Michael Price	2,017,020	47,878	3,788	5,766	1,550
Sue A. McMurdy	1,282,725	41,413	2,377	5,317	1,550

(1)	Amounts represent a multiple of the aggregate salary, bonus, employer 401(k) and ESOP contributions and employer and employee SERP contributions paid to the named executive officer during 2009 as follows: Dolan, Price and McMurdy – 3X, and Ciambotti – 1X.
(2)	Calculated using actual premium costs for 2010 and estimated premium costs for 2011 and 2012 based on a 15% projected annual increase in premiums.
(3)	Calculated using actual premium costs for 2010 and estimated premium costs for 2011 and 2012 based on a 10% projected increase in premiums. Mr. Dolan and Ms. Ciambotti do not participate in the dental insurance plan.
(4)	Calculated using the actual premiums that would be payable for coverage in 2010 through 2011 and 2012 based on a 10% projected annual increase in premiums. Coverage and premiums are calculated based on the executive’s current salary and would therefore remain fixed during the term of the severance period.
(5)	Calculated using the actual premiums that would be payable for coverage in 2010 through 2011 and 2012 based on a 10% projected annual increase in premiums. Coverage and premiums are calculated based on the executive’s current monthly salary (capped at 60% of monthly salary) and would therefore remain fixed during the term of the severance period.

Employment Agreement with Mr. Dolan

We entered into an employment agreement with Mr. Dolan when he assumed the position of President and CEO on March 1, 2007. Under the terms of his employment agreement, Mr. Dolan is employed for an initial term of three years. At the end of his initial term, Mr. Dolan’s employment will automatically renew for successive one-year periods unless terminated by either party upon notice given at least 60 days prior to the end of the term.

If, prior to March 1, 2010, First Commonwealth terminates Mr. Dolan’s employment other than for “cause” or Mr. Dolan resigns for “good reason,” then First Commonwealth must continue to pay Mr. Dolan a lump sum severance payment equal to the aggregate base salary that he would have received for the balance of the term of the agreement (i.e., until March 1, 2010), subject to the execution of an agreed form of separation agreement and general release by Mr. Dolan. First Commonwealth will also offer continuation coverage to Mr. Dolan, as required by COBRA, under First Commonwealth’s group health plan on the terms and conditions mandated by COBRA including Mr. Dolan’s payment of the applicable COBRA premiums.

“Cause” for the termination of Mr. Dolan’s employment would exist if: (i) Mr. Dolan fails to comply with any material provision of his employment agreement; (ii) Mr. Dolan fails to perform in any material respect the duties of his employment (including the failure to comply with any lawful directive from the Board of Directors); (iii) Mr. Dolan engages in misconduct that is materially harmful to First Commonwealth (as determined in the reasonable judgment of the Board of Directors); (iv) Mr. Dolan engages in dishonest or fraudulent acts or is convicted of a crime that would render his continued employment with First Commonwealth materially damaging or detrimental to First Commonwealth (as determined in the reasonable judgment of the Board of Directors); or (v) Mr. Dolan is grossly negligent in the performance of his duties.

Mr. Dolan would have “good reason” to resign if: (i) his title, position or responsibilities are substantially reduced; (ii) he is required to relocate permanently to a site more than fifty (50) miles outside of Indiana, Pennsylvania; or (iii) he is assigned duties or responsibilities that are materially inconsistent with the position of President and CEO.

If we had terminated Mr. Dolan’s employment without cause on December 31, 2009, or if Mr. Dolan had terminated his employment with us for good reason on that date, he would have been entitled to receive a lump sum payment of $88,333.

Employment Agreement with Mr. Price

We entered into an employment agreement with Mr. Price when he assumed the position of President of First Commonwealth Bank on November 12, 2007. Under the terms of his employment agreement, Mr. Price is employed for an initial term of three years ending November 30, 2010. At the end of his initial term, Mr. Price’s employment will automatically renew for successive one-year periods unless terminated by either party upon notice given at least 60 days prior to the end of the term.

If, prior to November 30, 2010, First Commonwealth terminates Mr. Price’s employment other than for “cause” or Mr. Price resigns for “good reason,” then Mr. Price will be entitled to receive a lump sum payment equal to the product of (x) one-twelfth of the sum of (A) Mr. Price’s current base salary, (B) the aggregate amount of all bonuses paid to Mr. Price during the twelve-month period preceding his termination, (C) the aggregate amount of all contributions by First Commonwealth for the account of Mr. Price under our 401(k) plan and ESOP during the twelve-month period preceding his termination, and (D) the aggregate of all contributions by Mr. Price and by First Commonwealth for the account of Mr. Price to the SERP during the twelve-month period preceding his termination, multiplied by (y) the number of months remaining in the initial term of employment (i.e., through November 30, 2010), subject to the execution of an agreed form of separation agreement and general release by Mr. Price. First Commonwealth will also offer continuation coverage to Mr. Price, as required by COBRA, under First Commonwealth’s group health plan on the terms and conditions mandated by COBRA including Mr. Price’s payment of the applicable COBRA premiums, for a period of 18 months following termination of his employment. If COBRA coverage expires prior to November 30, 2010, First Commonwealth will offer Mr. Price a conversion policy and pay the lesser of the premium cost of the conversion policy or $2,200 per month through November 30, 2010.

“Cause” for the termination of Mr. Price’s employment would exist if: (i) Mr. Price fails to comply with any material provision of his employment agreement; (ii) Mr. Price fails to perform in any material respect the duties of his employment (including the failure to comply with any lawful directive from the Board of Directors or the CEO of First Commonwealth); (iii) Mr. Price engages in dishonest or fraudulent acts or is convicted of a crime that would render his continued employment with First Commonwealth materially damaging or detrimental to First Commonwealth; or (iv) Mr. Price is grossly negligent in the performance of his duties.

Mr. Price would have “good reason” to resign if: (i) his title, position or responsibilities are substantially reduced; (ii) we reduce his base salary or materially reduce any benefits provided under his employment agreement (unless the reduction applies equally to similarly situated employees); (iii) he is required to relocate permanently to a site more than fifty (50) miles outside of Indiana, Pennsylvania; or (iv) he is assigned duties or responsibilities that are materially inconsistent with the position of President of the Bank

If we had terminated Mr. Price’s employment without cause on December 31, 2009, or if Mr. Price had terminated his employment with us for good reason on that date, he would have been entitled to receive a lump sum severance payment in the amount of $616,311.

COMPLIANCE WITH BENEFICIAL OWNERSHIP REPORTING

Section 16(a) of the Securities Exchange Act of 1934 requires First Commonwealth’s Directors and executive officers, and persons who own more than 10% of a registered class of First Commonwealth’s equity securities, to file with the SEC an initial report of ownership and reports of changes in ownership of our common stock and other equity securities of First Commonwealth. Executive officers, Directors and greater than 10% shareholders are required by SEC regulations to furnish First Commonwealth with copies of all Section 16(a) forms they file. Thaddeus J. Clements, Executive Vice President / Strategic Resources, filed a Form 4 reporting a single transaction on September 3, 2009, two days after the reporting deadline, and T. Michael Price, President of First Commonwealth Bank, filed a Form 5 in February 2010 reporting a single transaction that occurred on December 4, 2009. Based solely on its review of the copies of forms received by it, and written and oral representations from its Directors, executive officers and greater than 10% shareholders, First Commonwealth is not aware of any other late filings or failures to file Section 16(a) forms during 2009.

RELATED PARTY TRANSACTIONS

Any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships between First Commonwealth or any of its subsidiaries and any of First Commonwealth’s executive officers, Directors or nominees for election as a Director, any person owning more than 5% of First Commonwealth’s common stock or any immediate family member of any of the foregoing persons is considered a “related party transaction” and must be approved or ratified by the Governance Committee in accordance with a written policy adopted by First Commonwealth’s Board of Directors.

This policy requires the Governance Committee to review the material facts of any related party transaction and either approve or disapprove the transaction after considering, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Any Director who has an interest in the transaction may not participate in any discussion or approval of the transaction except for the purpose of providing material facts concerning the transaction.

The policy does not apply to the following categories of transactions:

•	transactions that are available to all employees or customers of First Commonwealth generally;

•	transactions involving less than $120,000 when aggregated with all similar transactions; and

•

loans made by First Commonwealth Bank (or any other banking subsidiary of First Commonwealth) in the ordinary course of business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and not involving more than the normal risk of collectibility or presenting other unfavorable features.

In addition, certain categories of transactions have been pre-approved under the terms of the policy, including:

•

compensation paid to executive officers of First Commonwealth if either (i) the compensation is required to be reported in First Commonwealth’s Proxy Statement under the rules of the SEC or (ii) the executive officer is not an immediate family member of another executive officer or Director of First Commonwealth and the compensation would be reported in First Commonwealth’s Proxy Statement if the executive officer was a “named executive officer” (as defined above under “Executive Compensation”);

•	compensation paid to Directors that is required to be reported in First Commonwealth’s Proxy Statement; and

•	transactions in which all shareholders benefit proportionately (such as the payment of dividends).

The following is a summary of related party transactions during 2009:

•

First Commonwealth Bank paid Julia E. Trimarchi Cuccaro $102,750 as salary in her capacity as Vice President and Assistant Secretary of First Commonwealth Bank and $40,000 for legal services provided to the Bank. First Commonwealth Bank also paid Ms. Cuccaro $133,363 for state-wide lien searches and abstracting services in connection with loans made by the Bank, of which $87,071 was paid by Ms. Cuccaro to title companies and other third party search firms. Ms. Cuccaro is a Director of First Commonwealth.

•

First Commonwealth Financial Corporation paid $183,725 in compensation to Matthew C. Tomb in his capacity as Senior Vice President—Legal and Compliance. Matthew Tomb is the son of Director David R. Tomb, Jr.

•

First Commonwealth Bank entered into a lease agreement with SML Limited Partnership, a real estate holding company owned by three children of Director Dale P. Latimer, for the construction and operation of a branch in New Alexandria, PA. The lease has an initial term of 15 years with three optional renewal terms of five years each. The aggregate rent payable during the initial 15-year term is $1,077,000.

First Commonwealth has made and intends to continue to make loans through its subsidiary, First Commonwealth Bank, to various of its Directors and executive officers, and to corporations or other entities in which they may own a controlling interest. Any such loans were and will be made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not and will not involve more than a normal risk of collectibility or present other unfavorable features. The amount of credits issued by First Commonwealth Bank to Directors and executive officers during 2009 is included in the “Related Party Transactions” note to First Commonwealth’s Annual Report on Form 10-K.

In addition to loans made by its banking subsidiary, First Commonwealth, through an executive loan plan, previously advanced amounts to executive officers of First Commonwealth. These loans were extended through a line of credit and accrue interest at the New York City prime rate. Thaddeus J. Clements is the only executive officer who has an outstanding loan balance under this program. During 2009, the highest amount outstanding to Mr. Clements was $53,574, and the balance outstanding as of December 31, 2009 was $45,574. First Commonwealth discontinued advancing amounts under this plan as of July 30, 2002 and has not granted any extensions or modifications of loans that were made prior to that date.

PROPOSAL 2 — RATIFICATION INDEPENDENT ACCOUNTING FIRM

At the annual meeting, a vote will be taken on a proposal to ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2010. KPMG LLP has audited our financial statements since 2006.

The Audit Committee of the Board expects to appoint KPMG LLP as the independent auditors of First Commonwealth and our subsidiaries for the year ending December 31, 2010. Although shareholder approval is not required, the Board desires to obtain shareholder ratification of this appointment. If the appointment is not ratified at the annual meeting, the Board will review its future selection of auditors. If the appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of First Commonwealth and its shareholders. Representatives of KPMG LLP are expected to be present at the annual meeting to make a statement if they so desire and to respond to appropriate questions.

The affirmative vote of the holders of a majority of First Commonwealth’s common stock present in person or represented by proxy at the annual meeting is necessary for ratification of the selection of KPMG LLP as our independent registered public accounting firm.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

ANNUAL AUDIT INFORMATION

Report of the Audit Committee

The Audit Committee of First Commonwealth’s Board of Directors operates under a written charter that specifies the Audit Committee’s duties and responsibilities. This charter is available on First Commonwealth’s website at www.fcbanking.com by following the links to “Investor Relations” and “Corporate Governance.”

Management is responsible for the financial reporting process, the system of internal controls, including internal control over financial reporting, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. KPMG LLP, First Commonwealth’s independent registered public accounting firm (“independent auditors”), is responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes and procedures. The Audit Committee relies, without independent verification, on the information provided to the Audit Committee and on the representations made by management regarding the effectiveness of internal control over financial reporting, that the financial statements have been prepared with integrity and objectivity and that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Audit Committee also relies on the opinions of the independent auditors on the consolidated financial statements and the effectiveness of internal control over financial reporting.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements of First Commonwealth as of and for the year ended December 31, 2009 with First Commonwealth’s management and independent auditors. The Committee has also discussed with First Commonwealth’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 “Communication with Audit Committees,” as amended. The Audit Committee has also received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the independent auditors any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditors’ independence.

Based on the review and discussions noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in First Commonwealth’s annual report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee,

James W. Newill, Chairman

Julie A. Caponi

Laurie S. Singer

Robert J. Ventura

Fees Billed by Accounting Firm to First Commonwealth

The aggregate fees billed by KPMG LLP for each of the fiscal years ended December 31, 2009 and 2008, respectively, were as follows:

	For the Fiscal Year Ended December 31, 2009 ($)		For the Fiscal Year Ended December 31, 2008 ($)
Audit Fees	1,065,800	(1)	949,690
Audit Related Fees	0		0
Tax Fees	0		0
All Other Fees	0		0

(1)	The amount of “Audit Fees” for 2009 represents actual fees billed and does not include additional fees related to the integrated audit of First Commonwealth’s 2009 consolidated financial statements that may be billed after the date of this Proxy Statement.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is required to pre-approve the audit and non-audit services performed by First Commonwealth’s independent registered public accounting firm (“independent auditors”) in order to assure that the provision of those services does not impair the accounting firm’s independence. Accordingly, the Audit Committee has adopted a policy for the pre-approval of audit and non-audit services by First Commonwealth’s independent auditors. This policy allows the Audit Committee to pre-approve services through general pre-approval or specific pre-approval.

Under general pre-approval, the Audit Committee approves in advance the payment of up to a specified amount of fees for the performance of specified types of audit, audit-related, tax and other services by the independent auditors. The term of general pre-approval is generally twelve (12) months from the date of pre-approval. Any services that are not subject to general pre-approval or fees in excess of pre-approved limits must be specifically pre-approved by the Audit Committee on a case-by-case basis. Pre-approved fee levels or budgeted amounts for all services to be provided by the independent auditors are established annually by the Audit Committee.

The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditors to management. However, the pre-approval policy allows the Audit Committee to delegate to one or more designated members of the Audit Committee the authority to grant required pre-approvals. The decision of any member to whom authority is delegated to pre-approve an activity is presented to the full Audit Committee at its next scheduled meeting.

SHAREHOLDER COMMUNICATIONS WITH DIRECTORS

First Commonwealth shareholders who want to communicate with the Board or any individual Director can write to:

First Commonwealth Financial Corporation

Attn: Board Communications

P.O. Box 400

Indiana, PA 15701

Your letter should indicate that you are a First Commonwealth shareholder. Depending on the subject matter, management will:

•	forward the communication to the Director or Directors to whom it is addressed;

•	attempt to handle the inquiry directly, for example where it is a request for information about the company or it is a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each Board meeting, a member of management presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the Directors on request.

In addition, First Commonwealth has retained an independent service provider to receive calls from shareholders and other interested parties who wish to communicate with the non-management Directors. The telephone number for this service is 1-866-825-5283. The independent service provider will forward all communications to the Lead Director who will take such action as he deems appropriate. A summary report of all communications received and actions taken by the Lead Director will be presented during the next executive session of the non-management Directors and, if the non-management Directors deem appropriate, to the full Board.

Important Notice Regarding Internet Availability of Proxy Materials for the 2010 Annual Meeting of Shareholders

Shareholders may view this Proxy Statement and our 2009 Annual Report on Form 10-K over the Internet by accessing our website at www.fcbanking.com and following the links to “Investor Relations” and “Proxy Materials.”

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

First Commonwealth Financial Corporation	INTERNET http://www.proxyvoting.com/fcf Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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▼    FOLD AND DETACH HERE    ▼

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREBY BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND FOR APPROVAL OF THE FIRST COMMONWEALTH FINANCIAL CORPORATION INCENTIVE COMPENSATION PLAN.

Please mark your votes as indicated in this example	☒

	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS			FOR	AGAINST	ABSTAIN
1. ELECTION OF DIRECTORS	☐	☐	☐	2. Ratification of the selection of KPMG LLP as the company’s independent registered public accounting firm for 2010		☐	☐	☐
01 Julie A. Caponi
02 Julia E. Trimarchi Cuccaro
03 David S. Dahlmann
04 John J. Dolan
05 David W. Greenfield
(INSTRUCTIONS: To withhold authority to vote for any individual nominees, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions
The Proxies are authorized to vote in their discretion upon any other matters brought before the meeting.

				Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date
NOTE: Please sign as name appears hereon. Joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or other legal entity, please sign in full corporate or entity name by President or other authorized capacity.

You can now access your First Commonwealth Financial Corporation account online.

Access your First Commonwealth Financial Corporation account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for First Commonwealth Financial Corporation, now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Whether or not you plan to attend the meeting in person, we urge you to sign, date and return this proxy card as promptly as possible so that your shares will be represented.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement on the Internet by accessing our website at www.fcbanking.com and following the links to “Investor Relations” and “Proxy Materials.”

▼    FOLD AND DETACH HERE    ▼

PROXY

FIRST COMMONWEALTH FINANCIAL CORPORATION

ANNUAL MEETING OF STOCKHOLDERS – APRIL 21, 2010

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Douglas Brown, Natalie M. Felix and Robin L. Shaw, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of First Commonwealth Financial Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the company to be held April 21, 2010 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued, and to be marked, dated and signed, on the other side)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250
Address Change/Comments (Mark the corresponding box on the reverse side)

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